EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Quarter Ended December 24, 2011

CONCORD, Mass., Feb. 6, 2012 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the first quarter of its 2012 fiscal year. For the quarter ended December 24, 2011, the Company reported net income of $929,000, or $0.51 per share, on revenue of $4,441,000, compared to net income of $498,000, or $0.27 per share, on revenue of $2,735,000 for the quarter ended December 25, 2010.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "The Company produced strong financial results in the first quarter of fiscal 2012 driven by significant sales of our radio encryption systems. Revenues from sales were used in part during the quarter to fund the Company's planned increase in research and development that started in fiscal 2011 and which is expected to continue throughout fiscal 2012. This increased internal product development is focused on the development of new products to provide platforms for future growth and a basis for collaboration with OEMs to which we hope to provide high quality security for their systems and products. Backlog at December 24, 2011 was $2,920,000.

During the quarter TCC continued its field testing of new products and expanded our business initiatives in South America and the Middle East. We are particularly pleased with the successful completion of customer testing of our new upgraded DSD72A-SP military encryptor, which is designed to provide expanded service to a new generation of radios and multiplexers. TCC's newly launched Secure 4G cellular phone was also field tested during the period with very positive results.

Later in 2012, TCC expects to complete the initial development and introduce the CX7211, the first in a family of advanced 100Mb/s to 1Gb/s IP encryptors designed to service private network markets for government, military and satellite users. This product line is intended to provide a best-in-class feature set, configurable wire speed performance to 1000Mb/s full duplex, certified FIPS-140-2, Level 3 performance and over-the-net KEYNET IP management. The configurable performance technology of this encryptor should allow the customer, as the network requirements grow, to purchase and receive additional capacity that is needed without disruption of its network equipment or implementation delays.

TCC completed systems testing of a new high speed, SONET/SDH optical encryptor called the 72B during fiscal 2011, which provides full-rate encryption capability at 155Mb/s and 622Mb/s speeds. This encryptor is designed to be compliant with FIPS-140-2, Level 3 and is offered in three configurations covering applications for commercial telecommunications providers through highly ruggedized military and government requirements. TCC expects that the 72B encryptor family will provide fully interoperable operations between office and harsh field environments. During the remainder of 2012, the Company expects to field test the 72B, complete the FIPS 140 certification and conduct field trials with several potential customers.

On-going research and development in support of product improvements and application variants is also expected to continue. Completed in January 2012, was the customer verification testing of the multi-interface upgrade to the DSD72A-SP. This product upgrade allows the 72A, used by many countries for their bulk encryption requirements, to integrate with new generation radios and multiplexers which have multiple, selectable interfaces.

Our technology development plan also includes continuing evaluations of several technical options for enhancing the DSP9000 universal radio encryption and CSD3324SE/SP secure telephone product lines, which may include cryptography modifications, hardware and software changes, new application driven packages, encryption software modules and partnering with radio manufacturers to incorporate imbedded solutions.

TCC is committed to the restructuring of its product lines to meet the market needs of the future. Management believes the TCC brand has a world-wide reputation for high quality, reliability and service. We are adding to that legacy several products that are expected to propel TCC into higher volume markets requiring advanced technological features."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	12/24/2011	12/24/2011
Net sales	$ 4,441,000	$ 2,735,000
Gross profit	3,305,000	2,055,000
S, G & A expense	988,000	676,000
Product development costs	1,072,000	896,000
Operating income	1,246,000	483,000
Income tax expense (benefit)	317,000	(15,000)
Net income	929,000	498,000
Net income per share:
Basic	$ 0.51	$ 0.27
Diluted	$ 0.50	$ 0.27

Condensed consolidated balance sheets

	12/24/2011	9/24/2011
	(Unaudited)	(derived from audited financial statements)
Cash	$ 11,481,000	$ 9,232,000
Accounts receivable, net	79,000	867,000
Inventory	2,635,000	3,279,000
Deferred income taxes	499,000	499,000
Other current assets	153,000	489,000
Total current assets	14,847,000	14,366,000
Property and equipment, net	478,000	477,000
Total assets	$ 15,325,000	$ 14,843,000

Accounts payable	325,000	313,000
Accrued expenses and other current liabilities	770,000	1,097,000
Total current liabilities	1,095,000	1,410,000
Total stockholders' equity	14,230,000	13,433,000
Total liabilities and stockholders' equity	$ 15,325,000	$ 14,843,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com